UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 24, 2015
Date of Report

TAPIMMUNE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Eastlake Avenue East, Seattle, WA	98102
(Address of principal executive offices)	(Zip Code)

(206) 504-7278
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2015, we appointed Dr. John Bonfiglio to our Board of Directors.  John has broad experience in corporate strategy and financing, market interactions and business development.  He was most recently President and CEO of Oragenics where he refocused the company and raised over $29 million dollars in the public markets while positioning the company for a successful re-listing on the NYSE: MKT stock exchange. He was formerly President and CEO of Argos Therapeutics where he raised over $35 million dollars for the Company and led the company in a successful Phase 2 study in renal cell carcinoma.  As President and CEO of the Immune Response Corporation he was responsible for turning the Company around through improved therapeutic focus, capital raising (over $50 million) and improved investor relations resulting in a significant increase in stock price and shareholder value.  John was also President and CEO of Peregrine Pharmaceuticals and Director of Business Development at Baxter Healthcare Corporation’s Immunotherapy Division. John has a Ph.D from the University of California, San Diego, and an MBA from Pepperdine University.  As a result of his appointment, the number of our board directors has increased from four to five.

On February 10, 2015, we entered into a Consulting Agreement with Dr. Bonfiglio.  Pursuant to that Agreement, we Dr. Bonfiglio is to (a) review our strategy, technology differentiation and development; (b) identify and implement new strategies to increase our financing opportunities; (c) present our company at external meetings and conferences; (d) develop and implement improved an investors’ relations program; and (e) upgrade our management team and Board of Directors. In exchange for these services, we have agreed to pay Dr. Bonfiglio $10,000 per month and we granted him 250,000 options to purchase shares of common stock at $0.145 per share. 33,333 of the options vested at the end of each of the first three months with 16,666 options vesting at the end of each of the following nine months.  The term of the Agreement is one year, but it may be terminated by either party with 30 days’ notice.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

EXHIBIT INDEX

Exhibit	Description

10.1	Consulting Agreement, dated February 10, 2015, between TapImmune Inc. and John Bonfiglio

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.
Date: July 24, 2015	By: /s/ Glynn Wilson Name: Glynn Wilson Title: Chairman and CEO